Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

[   ], 2025

BlockchAIn Digital Infrastructure, Inc.

1540 Broadway, Ste 1010

New York, NY 10036

Re:	Registration Statement of BlockchAIn Digital Infrastructure, Inc.

Ladies and Gentlemen:

We have acted as special counsel to BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn”), a Delaware corporation, in connection with the preparation of a registration statement on Form S-4, File No. 333-[ ] (as amended or supplemented, the “Registration Statement”), filed by BlockchAIn with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the offer and sale of up to [63,519,627] shares (the “Shares”) of common stock of BlockchAIn, par value $0.0001 per share.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of BlockchAIn.

Based upon the foregoing, we are of the opinion that, upon issuance in the Business Combination (as defined in the Registration Statement), the Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware. In addition, the opinion provided in clause (a)(ii) is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

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BlockchAIn Digital Infrastructure, Inc. [ ], 2025 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP